Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
+65-6880-9600 main +65-6880-9580 fax www.kns.com Co. Regn. No. 199902120H

Kulicke & Soffa Appoints Jeff Richardson to its Board of Directors

Singapore – May 29, 2020 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) ("Kulicke & Soffa," "K&S" or the "Company") today announced the appointment of David Jeffrey Richardson to its Board of Directors.
Mr. Richardson brings over 32 years of semiconductor industry experience to the K&S board and currently serves as Chairman of Lattice Semiconductor Corporation (NASDAQ: LSCC) and a Director of Ambarella (NASDAQ: AMBA).
Mr. Richardson was Executive Vice President, and ultimately Chief Operating Officer, of LSI Corporation from 2005 through its 2014 acquisition by Avago, now Broadcom Inc. (NASDAQ: AVGO). Prior to the role of Chief Operating Officer, he held responsibilities within Corporate Planning and Strategy and later served as General Manager of several product groups. Previously, from 1997 through 2005, Mr. Richardson held increasing roles of responsibility at Intel Corporation (NASDAQ: INTC) eventually serving as Vice President and General Manager of the Server Platforms Group.
Garrett Pierce, Chairman of the K&S Board of Directors, stated “Jeff’s management track record and deep-rooted technical background will be invaluable as K&S diversifies and grows to the next level. We look forward to working with him to further enhance stakeholders’ value.”
“Fundamental semiconductor industry challenges are creating significant opportunities in chip assembly,” said Jeff Richardson, “I am excited to work with the Board and management team as K&S is uniquely positioned to create significant value through this transition.”
Mr. Richardson earned his Bachelor of Science in Electrical Engineering from the University of Colorado.
About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future. (www.kns.com)

Contacts:

Kulicke & Soffa Industries, Inc.
Marilyn Sim
Public Relations
P: +65-6880-9309
F: +65-6880-9580
msim@kns.com

Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations & Strategic Initiatives
P: +1-215-784-7518
F: +1-215-784-6180
investor@kns.com

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